Exhibit 10.1
November 12, 2007
Mr. Michael J. Coles
Caribou Coffee Company
3900 Lakebreeze Avenue
Minneapolis, MN 55429
     Re:  Modifications to Employment Agreement
Dear Michael:
     As we have discussed, the Board of Directors (the “Board”) of Caribou Coffee Company, Inc. (“the Company”) would like to memorialize the agreement we have reached regarding your stepping down from the position of Chief Executive Officer of the Company. The purpose of this letter is to modify the terms and conditions of the Amended and Restated Employment Agreement dated June 29, 2005 (the “Employment Agreement”) as set forth herein.
     1. On November 12, 2007, the Board will announce that you have elected to transition from your position as Chief Executive Officer of the Company to a non-executive director’s role on the Company’s Board. The Company will further announce that Gary Graves will become the non-executive Chairman of the Board and that Roz Mallet has been appointed as Interim CEO until a permanent successor is selected.
     2. For a period of 60 days from November 12, 2007 (until January 11, 2008), you will remain employed as contemplated by your Employment Agreement, except you will not hold the position or have the title of CEO. During this period, you will continue to be compensated at your current base salary, and you will have such responsibilities, duties, and authorities as are assigned to you by the Board and the Interim CEO. You will fulfill your duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company’s policies and practices and the laws and regulations that apply to the Company’s operations and administration. While we do not expect you to continue during this period to devote your full business time and attention to the business and affairs of the Company, the time and attention you do devote to the business and affairs of the Company shall be no less than 50% of the time and attention which you have been devoting to the business and affairs of the Company, and you shall not be engaged in or employed by any other business enterprise other than those you were involved in as of today’s date and which have been disclosed to the Board without the written approval of the Board. As we have discussed, you will represent the Company on a previously planned trip to the Middle East in December to meet with our regional licensee in that area, at the Company’s expense.
     3. Your full time employment with the Company will terminate on January 11, 2008 (the “Termination Date”). Your termination will be treated as a “Termination by the Company

Without Good Cause” pursuant to paragraph 6(c) of the Employment Agreement. The 60 day period during which you will serve as described above shall be deemed full compliance with the required 60 day notice period set forth in paragraph 6(c) of the Employment Agreement for a Termination Without Good Cause. Upon your termination and as the remaining compensation due to you under the Employment Agreement, you will be provided the following:
          a. Compensation and benefits pursuant to paragraphs 6(f) and, if applicable, paragraphs (i) and (j) of the Employment Agreement, if any;
          b. A pro rata share of your target annual bonus, if any, calculated from the beginning of calendar 2008 through the Termination Date, payable six months plus one day after the Termination Date;
          c. An amendment immediately vesting all of your outstanding options and allowing you to exercise them for a period of 90 days after you cease to be a director or until the end of the original option term, whichever occurs earlier;
          d. Reimbursement for the reasonable costs (not to exceed $25,000) for moving your personal belongings from Minneapolis to Atlanta or any other location; and
          e. Reimbursement for reasonable attorneys’ fees (not to exceed $10,000) for advising you with respect to the change in your status with the Company.
     4. If, immediately following your termination, you sign and do not revoke a General Release and Covenant Not to Sue in substantially the same form as attached as Exhibit A to the Employment Agreement, the Company will also:
          a. pay, six months plus 1 day following the Termination Date, a lump sum payment of (i) $963,000 (which is equal to two times your current annual base salary), plus (ii) $390,000 (which is equal to two times the average annual bonus paid to you by the Company prior to the Termination Date); and
          b. provide you the costs that are paid by the Company for active employees who are senior executives for continued group health insurance coverage for yourself and your dependents, provided you elect and are eligible for COBRA, until the earlier of (i) twenty-four (24) months; or (ii) such time as you or your dependents are no longer eligible for COBRA continuation coverage. In order to comply with Code Section 409, the following rates will apply to your COBRA reimbursements: (A) the COBRA amounts provided to you by the Company will be treated as taxable compensation; (B) the benefits provided in any one calendar year will not affect the amount of benefits provided in any other calendar year; (C) the reimbursement of an eligible taxable expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (D) your rights to such insurance coverage will not be subject to liquidation or exchange for another benefit.
     5. Except as expressly modified herein, both you and the Company agree to abide by the terms of the Employment Agreement during your continued employment with the Company and thereafter as applicable. The Company’s obligations under paragraph 6, as modified herein, and your obligations under paragraphs 8 through 11,17 and 18 shall survive the termination of your employment in accordance with their terms.
     6. The compensation set forth in this letter agreement supersedes and replaces any and all compensation to which you would be entitled under the Amended and Restated Employment Agreement or any other Agreement between you and the Company.
     If you are in agreement with these terms and conditions, please sign and return a copy of this letter to me.

Very truly yours,
/s/ Kip R. Caffey
Kip R. Caffey
Chairman Compensation Committee of the Board

I hereby agree to the terms and conditions set forth herein.
/s/ Michael J. Coles

Michael J. Coles

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